Exhibit 99.1

NEWS RELEASE

Contact:	Jack Eversull The Eversull Group 972-378-7917 972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Revenues Up 44%
- Record Gross Profits Achieved -

San Antonio, Texas - November 13, 2007 - ATSI Communications, Inc. (OTC BB: ATSX) announced today that the Company’s revenues for the three months ended October 31, 2007 reached $9,420,000, a 44% increase over revenues of $6,530,000 for the three months ended October 31, 2006. ATSI also reported that it achieved a record quarterly gross profit that accomplishes a key Company objective in FY2008 of improving gross margin and cash flow from operations. In addition to record gross profits, the Company produced its 6th consecutive quarter of positive cash flow from operations and positive net income for the 1st quarter ended October 31, 2007 when adjusted for non-cash items.

The Company expects to report complete financial results for its 1st quarter FY2008 with the Company’s filing of its report on form 10QSB with the Securities and Exchange Commission. The Company expects a timely filing of its 10QSB to occur by December 17, 2007.

ATSI President and CEO, Arthur L. Smith stated, “In addition to gross profit improvement, we met other key objectives during the quarter that included enhancing our management team and securing new agreements with top tier accounts. The growth trend continued in our core VoIP business that processed a record volume of 135 million minutes of use (“MOU”) during the quarter.”

ATSI Communications, Inc. operates through its two wholly owned subsidiaries, Digerati Networks, Inc. and Telefamilia Communications, Inc. Digerati Networks, Inc. is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NexTone powered VoIP network, ATSI believes it has clear advantages over its competition. Telefamilia Communications provides specialized retail communication services that includes VoIP services to the high-growth Hispanic market in the United States. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.